Exhibit 8

List of Subsidiaries of Nexa Resources S.A.

Name of Subsidiary	Jurisdiction of Incorporation or Organization

Campos Novos Energia S.A.	Brazil

Capim Branco Energia	Brazil

Consórcio UHE Igarapava	Brazil

Compañía Minera Atacocha S.A.A.	Peru

Compañía Minera Milpo S.A.A.	Peru

Compañía Minera Shalipayco S.A.C.	Peru

Cia Magistral S.A.C.	Peru

Cia Minera Doña Isabel Ltda.	Chile

Cia Minera Gaico S.A.	Peru

IncPac Holding Limited	British Virgin Islands

Inversiones Garza Azul S.A.C.	Peru

L.D.Q.S.P.E. Empreendimentos e Participações Ltda.	Brazil

L.D.R.S.P.E. Empreendimentos e Participações Ltda.	Brazil

L.D.O.S.P.E. Empreendimentos e Participações Ltda.	Brazil

Milpo Andina Peru S.A.C.	Peru

Milpo UK Limited	United Kingdom

Minera Bongará S.A.	Peru

Mineria Cerro Colorado S.A.C.	Peru

Minera Chambará S.A.C.	Peru

Minera Pampa de Cobre S.A.C.	Peru

Mineração Dardanelos Ltda.	Brazil

Mineração Santa Maria Ltda.	Brazil

Mineração Soledade Ltda.	Brazil

Otavi Mining Investments (Pty)	Namibia

Otjitombo Mining Proprietary Ltd.	Namibia

Pollarix S.A.	Brazil

Rayrock Antofagasta S.A.C.	Peru

SMRL Ltda. Pepita 1	Peru

SMRL CMA nº 54	Peru

Votorantim Andina S.A.	Chile

Votorantim Investimento Latino Americano S.A.	Brazil

Votorantim GMBH	Austria

Nexa Resources Cajamarquilla S.A.	Peru

Votorantim Metais Zinco S.A.	Brazil

Votorantim Metals Canada Inc.	Canada

Votorantim Metals Namibia Ltd.	Namibia

Votorantim US. Inc.	United States